Exhibit 99.1

VitaminSpice Signs Agreement With West & Associates
 for Government and Department of Defense Sales

Press Release Source: VitaminSpice On Monday January 24, 2011, 8:30 am EST

WAYNE, PA--(Marketwire - 01/24/11) - VitaminSpice (OTC.BB:VTMS - News) (German WKN: A0YE4L) (www.vitaminspice.net) is proud to announce that it has entered into an agreement with West & Associates, LLC.

West & Associates is a minority owned firm with significant experience in GSA contracts, DoD, and Public Sector Sales. "We are excited to work with VitaminSpice. There is already significant interest in VitaminSpice Products with our public sector clients, including the Department of Defense, specifically the Navy," stated Shilo West, President of West & Associates.

"Significant Military and GSA contracts require the type of specific expertise and understanding that West & Associates can provide. VitaminSpice is a perfect fit for the DoD and will provide additional nutritional benefits for the men and women serving in various branches of the Military. The response has been very positive from the Navy in particular," stated Edward Bukstel, CEO, VitaminSpice.

The Department of Defense Combat Feeding and Research Program (CFREP), provides a research, technology and engineering base for combat feeding systems. The Military Nutrition Division at the U.S. Army Research Institute of Environmental Medicine (USARIEM) has been at the forefront of physical, physiological, and nutritional requirements research to address the needs of modern military personnel.

About VitaminSpice

VitaminSpice is uniquely positioned between the $100 billion health food/vitamin supplement industry and the multi-trillion-dollar traditional food industry. A pioneer in the emerging FoodCeutical Industry, VitaminSpice sells vitamin-, mineral- and antioxidant-infused spices and food products. Their offerings include Crushed Red Pepper, Ground Black Pepper, Italian Seasoning, Ground Cinnamon and Granulated Garlic. A proprietary micro-encapsulation process keeps vitamin properties locked inside, even when heated, allowing the seasonings, condiments, and food products to retain their full flavor.

VitaminSpice Safe Harbor

This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Contact
VitaminSpice
Edward Bukstel
ph. 484.367.7401
ebukstel@vitaminspice.net
VitaminSpice Investor Relations
Integrated Capital Partners, Inc.
Ph: 908-204-0004